Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation

VLOC Incorporated	Pennsylvania

Exotic Electro-Optics, Inc.	California

II-VI Acquisition Corp.	Pennsylvania

II-VI Delaware, Incorporated	Delaware

II-VI Holdings B.V.	The Netherlands

II-VI Deutschland GmbH	Germany

II-VI/L.O.T. GmbH (75%)	Germany

II-VI Singapore Pte., Ltd.	Singapore

II-VI International Pte., Ltd.	Singapore

II-VI Optics (Suzhou) Co. Ltd.	China

II-VI Japan Incorporated	Japan

II-VI U.K. Limited	England

II-VI L.P.E. N.V.	Belgium

II-VI/L.O.T. Suisse S.a.r.l. (75%)	Switzerland

II-VI Beijing	China